AGREEMENT OF SALE

AGREEMENT dated as of January 30, 2003, between Alpharma AS, a corporation organized under the laws of Norway and registered with the Norwegian Register of Companies with organisation number 971 135 123 ("Seller") and Nopal, a corporation organized under the laws of Norway and registered with the Norwegian Register of Companies with organisation number 917 811 873("Buyer").

WHEREAS, the Seller is engaged in the distribution and sale of vitamin products and bandages and surgical tape products from a facility in Vennesla, Norway.

WHEREAS, the parties agree that bandages and surgical tape products (the "Bandage and Tape Business") is not a part of this sale transaction.

WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase the assets, properties, and rights of the vitamin products listed on Schedule 1 except to the extent such rights relate to the sale of vitamins in Denmark, Portugal and Indonesia which shall remain vested in Seller (the "Vitamin Business") subject to the liabilities of the Vitamin Business.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

1. SALE AND TRANSFER OF ASSETS, LIABILITIES AND CERTAIN RELATED MATTERS.

(a) Sale of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the following assets, properties, and rights and liabilities related to the Vitamin Business:

    Inventory of products and packaging material listed on Schedule 1, including raw materials and work in process at the Lier plant and purchase commitments relating to the products and packaging material (the "Inventory")
    All existing contracts and agreements relating to the Vitamin Business including distributor, supplier, and customer agreements
    Customer lists
    Trade marks and other intellectual property rights owned by Seller or affiliated companies listed in Schedule 2 except for the trademark "Vitapan" which shall be licensed to Buyer for use in the Vitamin Business on a 10 year, royalty-free basis with the right to renewal on terms to be agreed.
    Specifications and formulas for the products listed on Schedule 1

All such assets, properties, rights, and business being acquired by Buyer are collectively referred to herein as the "Purchased Assets". It is understood and agreed that Buyer is not purchasing any real property, plant or equipment, accounts receivable, accounts payable or the trademark "Norgesplaster" and is not assuming any rights or obligations with respect to employees of Seller.

(b) Liabilities of Seller. Buyer agrees to assume all liabilities existing on the date of the Closing related to the Vitamin Business and to continue to perform the following obligations of Seller related to the Vitamin Business:

    All existing contracts and agreements relating to the Vitamin Business including distributor, supplier, and customer agreements

(c) Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to Seller at the Closing, a cash purchase price for the Purchased Assets in immediately available funds of NOK 23 million plus the value of the Inventory as existing on the Closing Date; the value of which shall be computed in accordance with Schedule 3 (the "Purchase Price").

(d) Assignment of Contracts. Seller shall use all reasonable diligence to obtain any third party consents necessary to effectuate the transfer of the contracts of Seller being assumed by Buyer hereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not, in fact, receive all such rights, Seller will cooperate with Buyer in any arrangement designed to provide for the benefits under any such claims, contracts, agreements, licenses, commitments, sales orders or purchase orders, and including, without limitation, enforcement for the benefit of Buyer of any right arising out of the breach or cancellation by a third party or otherwise. In the event any individual contract or agreement relates to both the Vitamin Business and the Bandage and Tape Business or other businesses of Seller said contract shall not be assigned to Buyer but, in lieu thereof, Seller shall take all reasonable action to provide Buyer with the benefit of such contract or agreement to the extent that it relates to the Vitamin Business and Buyer shall perform all obligations thereunder relating to the Vitamin Business.

(e) Inventory Adjustment

  The Seller shall within 15 days after the Closing Date procure that a statement of the Inventory as existing on the Closing Date (the "Inventory Statement"), which shall be prepared in accordance with the procedures and valuation rules set forth in Schedule 3 and, to the extent consistent with Schedule 3, applicable Norwegian accounting principles applied in the same manner as has been historically used by Seller
  As soon as the Inventory Statement shall have been prepared, the Seller shall send a draft copy thereof to the Buyer.
  Unless the Buyer shall within 15days after receipt of the Inventory Statement give a notice (an "Objection Notice") to the Seller that it objects to the Inventory Statement (identifying the reason for any objection and the amount(s) or item(s) in the Inventory Statement which is/are in dispute), the Buyer shall be deemed to have irrevocably approved and agreed to the Inventory Statement in the form of the draft provided by the Seller.
  If, within the period referred to in paragraph (iii), the Buyer shall give an Objection Notice, then the Seller and the Buyer shall use their reasonable endeavours to reach agreement upon adjustments to the draft Inventory Statement.
  In the event that the Seller and the Buyer fail to reach agreement within 30 days following delivery of the Objection Notice, each of the Seller or the Buyer shall be entitled to refer the matter(s) in dispute to PricewaterhouseCoopers. Such independent firm of state authorised auditors shall determine the matter(s) in dispute and their decision shall be final and binding in the absence of manifest error. The independent firm of state authorised auditors may instruct valuers, lawyers and other professional advisers to the extent that they consider necessary to assist them in reaching their determination. The costs of the independent firm of state authorised auditors (including the fees of any professional advisers appointed by them as aforesaid) shall be borne by the Seller and the Buyer equally.
  If within the period referred to in paragraph (iii) the Buyer shall not have given an Objection Notice or, if such notice is given and the Seller and the Buyer shall subsequently agree the draft Inventory Statement or the matters in dispute are referred to an independent firm of state authorised auditors under Clause 1 (f) (v), the draft Inventory Statement as adjusted (where applicable) so as to be in accordance with the agreement of the Seller and the Buyer or the determination of the independent state authorised auditors, shall be the Inventory Statement for the purposes of this Agreement and shall be final and binding upon the parties.

  (vii) When the Inventory Statement has become binding, the Purchase Price shall forthwith be increased by the amount of Inventory reflected on the Inventory Statement. Seller shall send an invoice to Buyer for the amount given in the binding Inventory Statement.

  The increase in the Purchase Price reflected on the Inventory Statement shall be paid by the Buyer to the Seller within 45 days after the Inventory Statement has become binding. Late payment will be charged with interest thereon calculated at NIBOR plus 1.5 per cent per annum.

(g) Allocation of Purchase Price. For tax and accounting purposes the Purchase Price must be allocated on the transferred assets and liabilities, including goodwill calculated as the eventual difference between net identifiable assets and the Purchase Price as further set out in Schedule 4. The parties shall, in the period up to execution of the Closing Accounts Statement subject to the provisions above, and for 15 days following such date, cooperate in order to establish, and to document in writing, the correct allocation of the Purchase Price compared to the Closing Accounts Statement. Such written documentation shall be the basis for the parties' respective accounting and tax returns.

2. CLOSING.

The Closing of the transactions provided for hereunder shall take place at the offices of Wiersholm, Mellbye & Bech, Ruselokkveien 26 0251 Oslo, Norway at 10:00 o'clock a.m. Oslo time on January 30, 2003, or on such other date, (the "Closing Date") or at such other place, as Seller and Buyer may agree (the "Closing").

3. REPRESENTATIONS AND WARRANTIES BY SELLER.

Seller represents, warrants, and covenants that, except to the extent disclosed in the Disclosure Bundle delivered by Seller to Buyer concurrently herewith:

(a) Organization of Seller. Seller is a corporation duly organized and validly existing under the laws of Norway and has all power and authority to own and hold properties of the Vitamin Business, to conduct the Vitamin Business as such business is now being conducted, to enter into and perform its obligations under this Agreement.

(b) Ability to Carry Out Agreement. Seller is not a party to, subject to, or bound by any agreement or instrument or any statute, regulation, pending litigation, judgment, order writ, injunction, or decree of any court or governmental body which could at the date of the Closing prevent the performance of any of its obligations under this Agreement or adversely affect the use by Buyer of the Purchased Assets or Buyer's ability to engage in the Vitamin Business as it is presently conducted.

(c) Authorization and Approval of Agreement. Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement has been approved by Seller's Board of Directors and requires no further corporate action for valid authorization. This Agreement upon its execution and delivery by Seller (assuming due authorization, execution, and delivery by Buyer) will constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally.

(d) Financial. Attached hereto as Schedule 5 is a true, correct and complete copy of the statement of income for the 12 months ended December 31, 2001 of the Vitamin Business(the "2001 Income Statement"). The 2001 Income Statement has been prepared in accordance with accounting principles generally accepted in Norway and present fairly in all material respects the on a pro forma basis revenues and direct operating expenses for the Vitamin Business for the period then ended. Since December 31, 2001, the Vitamin Business has been operated only in the ordinary and normal course of business and there has not been (a) any material adverse change in the financial condition or in the operations of the Vitamin Business from that shown on the 2001 Income Statement ; (2) any damage, destruction, or loss materially and adversely affecting the properties of the Vitamin Business; or (3) any other event or condition of any character pertaining to and materially and adversely affecting or threatening to affect the Purchased Assets or the Vitamin Business.

(e)     Title of Assets. Other than liens for current taxes not yet due and payable, Seller has good and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, or other encumbrances. All of the Purchased Assets are in the possession and control of Seller, and, as of the Closing Date, no third party will have any right pertaining to the Purchased Assets. The Sellers right to the Purchased Assets are not subject to the payment of any royalty, contingent payment or other consideration.

(f)     Insurance. All relevant insurance policies relevant for the Vitamin Business are in full force and effect and provide adequate insurance coverage for the assets and operations of the Vitamin Business. The Seller is not in default with respect to any provision contained in any such policy, nor has it failed to give notice or pursue any claim under any insurance policy in due and timely fashion. For avoidance of doubt Seller's policies of insurance shall not cover the Vitamin Business on or after the Closing Date.

(g) Contracts and Commitments. Each contract or obligation of Seller as pertains to the Vitamin Business is in full force and effect, constitutes the valid legal and binding obligation of Seller and, to Seller's knowledge, is the valid, legal and binding obligation of the other party(ies) thereto and Seller is not in any default, nor is there any claim of default, under any contracts or obligations of Seller which would adversely affect the Vitamin Business as a whole.

(h) No Breach of Statute or Contract. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement on the part of Seller will breach any statute or regulation of any governmental authority, domestic or foreign, or will at the Closing Date conflict with or result in a breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which it is or may be bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon, or give to others any interest or rights in the properties or Purchased Assets.

(i) No Litigation or Adverse Events. There is no, and nor does the Seller know of any basis or grounds for any, claim, suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation, or any change in the zoning or building ordinances affecting the Vitamin Business, pending or threatened, which could reasonably materially adversely affect the financial condition of the Vitamin Business as a whole.

(j) Trademarks. Schedule 2 contains a complete and accurate list of all Trademarks in use by Seller in the Vitamin Business. The Trademarks are duly registered in the countries listed on Schedule 2 for the products listed on Schedule 1. The Seller is the sole legal owner of such Trademarks. The registered Trademarks are valid, subsisting and not subject to any opposition or application for cancellation or amendment. All application, renewal and other official statutory and regulatory fees in respect of the Trademarks have been duly paid. No claim has been received by the Seller from any third party based on allegation of infringement of the Trademarks. To the best of Seller's knowledge, the Trademarks are not violating or infringing the rights of any third party, and no third party is violating or infringing upon the Trademarks.

No act has been done or omitted to be done and no event has occurred or is likely to occur which may render any registration of the Trademarks subject to revocation, compulsory licence, cancellation or amendment. To the best of Seller's knowledge, there are no agreements or arrangements in force which restrict in any manner the disclosure or use or assignment by Seller of any Trademark owned by the Seller.

(k) No employees. No employees of Seller will, as a result of the Agreement, be entitled to demand employment by the Buyer pursuant to the Norwegian Labour Protection Act, nor demand any compensation in this respect. Seller shall hold Buyer harmless of any such claims.

(l) Compliance with Law. The Vitamin Business is not, and on the Closing Date will not be, in violation of any law or regulation, local, state, provincial or federal, pertaining to the operation or conduct of its business which violation would be materially adverse to the Vitamin Business as a whole.

(m) Governmental Permits. The Vitamin Business has all governmental or other public licenses and permits necessary to conduct its business, and such licenses and permits are in full force and effect. For avoidance of doubt, while Seller will take any reasonable action to transfer such licenses and permits as relate solely to the Vitamin Business to Buyer, Seller makes no representation that such licenses or permits are transferable to Buyer under applicable law.

(n) No Brokers or Finders. No individual, firm, corporation or other person has, or as a result of any of the transactions contemplated hereby will have, as a result of any commitment of Seller with respect to such individual firm, corporation or other person any right, interest or valid claim against or upon Buyer for any commission, fee or other compensation as a broker or finder or for acting in any similar capacity.

4. REPRESENTATIONS AND WARRANTIES BY BUYER.

Buyer represents, warrants and covenants that

(a) Organization. Buyer is a corporation duly organized and validly existing under the laws of Norway and has all corporate power and authority to own its properties, carry on its business as and where such business is now conducted and to enter into and perform its obligations under this Agreement.

(b) Authorization and Approval of Agreement. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by Buyer's Board of Directors and requires no further corporate action for valid authorization. The Agreement upon its execution and delivery by Buyer (assuming due authorization, execution and delivery by Seller) will constitute the legal, valid and binding obligation of Buyer.

(c) Ability to Carry Out Agreement. Buyer is not a party to, subject to or bound by any agreement or instrument or any statute, regulation, judgment, order, writ, injunction or decree of any court or governmental body which could at the date of the Closing prevent the performance of its obligations under this Agreement.

(d) No Breach of Statute or Contract. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement by the Buyer will breach any statute or regulation of any governmental authority, domestic or foreign or will at the Closing Date conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which it is or may be bound or constitute a default thereunder.

(e) No Brokers or Finders. No individual, firm, corporation or other person has, or as a result of any of the transactions contemplated hereby will have, as a result of any commitment of Buyer with respect to such individual, firm, corporation or other person any right, interest, or valid claim against or upon Seller for any commission, fee or other compensation as broker or finder or for acting in any similar capacity.

5. CONDUCT OF THE BUSINESS OF THE VITAMIN BUSINESS PENDING THE CLOSING DATE.

(a) Full Access. Buyer and its authorized representatives shall have full access during normal business hours to all properties, books, records, tax returns, contracts and documents of Seller, as pertains to the Vitamin Business and Seller shall furnish or cause to be furnished to Buyer and its authorized representatives all information in respect of the affairs of the Vitamin Business as Buyer may reasonably request. Any information disclosed by Buyer hereunder shall be kept confidential by Buyer and shall not be disclosed or used by Buyer (other than in connection with this Agreement) unless the Closing occurs.

(b) Carry on in Regular Course. Seller represents, warrants and agrees that pending the Closing Date (subject to written consent by Buyer to the contrary which consent shall not be unreasonably withheld):

(i) Seller will carry on the Vitamin Business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of sale, lease, management, accounting, or operation.

(ii) Seller will not bid upon or enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of the Vitamin Business and consistent with its past practices.

(iii) Seller will not sell, lease, transfer or otherwise dispose of its rights with respect to any of the Purchased Assets.

6. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

The obligation of Buyer to consummate the transactions to be entered into at the Closing is subject only to each of the following:

(a) No Material Adverse Change. No event shall have occurred, prior to the Closing, which materially and adversely affects the value of the assets, properties or business of the Vitamin Business, unless such event is covered by insurance.

(b) Representations and Warranties and Compliance with Agreement. The representations and warranties of Seller made hereunder are, at and as of the Closing, true in all material respects with the same effect as though such representations and warranties had been made or given on and as of the Closing, except for changes contemplated or permitted by or under this Agreement.

(c) Proceedings and Instruments Satisfactory. All proceedings, corporate or other to be taken in connection with the transactions contemplated by this Agreement and all documents required in connection therewith or incident thereto, shall be satisfactory in form and substance to Buyer's counsel; and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents relating to the business and affairs of Seller which Buyer may reasonably request.

(d)     Delivery of Documents. Buyer shall receive the deeds of transfer as referred to in Clause 1 (d) effectively transferring title to the Purchased Assets and such other title transfer documents as agreed between the Parties.

(e)     Distribution Agreement. Buyer and Seller shall concurrently with the Closing execute the Distribution Agreement referred to in Section 9 (f) (ii) hereof.

(f) Waiver of Conditions by Buyer. Buyer may, in its sole discretion, waive any one or more of the conditions precedent set forth in (a) through (e) above for the purpose of proceeding with the Closing. Such waiver shall not have any effect on Seller's responsibilities and liabilities under the representations, warranties and agreements made hereunder.

7. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

The obligation of Seller to consummate transactions to be entered into at the Closing is subject only to each of the following:

(a) Representations and Warranties and Compliance with Agreement. The representations and warranties of Buyer made hereunder are, at and as of the Closing Date, true in all respects with the same effect as though such representations and warranties had been made or given on or as of the Closing Date, except for changes permitted by or under this Agreement.

(b) Proceedings and Instruments Satisfactory. All proceeding, corporate or other, to be taken in connection with the transactions contemplated by this Agreement and all instruments and documents required in connection therewith or incident thereto shall be satisfactory in form and substance to Seller's counsel.

(c) Delivery of Documents. Seller shall have received all the documents according to this Agreement reasonably requested by its counsel.

(d)     Purchase Price. Seller shall have received the Purchase Price in immediately available funds.

(e)     Bank Consent. Seller shall have received all consents or waivers necessary to complete this transaction under its US $ 900 million Bank Credit Agreement dated October 5. 2001.

(f)     Distribution Agreement. Buyer and Seller shall concurrently with the Closing execute the Distribution Agreement referred to in Section 9m (f) (ii) hereof.

(g) Waiver of Conditions by Seller. Seller may, in its sole discretion, waive any one or more of the conditions precedent set forth in (a) through (f) above for the purpose of proceeding with the Closing. Such waiver shall not have any effect on Buyer's responsibilities and liabilities under the representations, warranties and agreements made hereunder.

8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.

All representations, warranties and agreements made by the parties each to the other in this Agreement or pursuant hereto shall survive the Closing and any investigation made at any time with respect thereto for a period of twenty-four(24) months after the Closing. Seller's aggregate liability with respect to the breach of all representations, warranties and agreements contained herein is limited to the Purchase Price; provided that Buyer shall have no claim against Seller with respect to such representations, warranties or agreements unless and until (and only to the extent) the aggregate value of all such claims exceeds NOK 2 million.

9. CERTAIN AGREEMENTS OF SELLER AND BUYER.

(a) Records. Seller shall deliver to buyer on the Closing Date or such other date as mutually agreed upon all of the contracts and written evidence of all of the commitments of Seller to be assumed by Buyer and all books of account records, and correspondence relating to the Vitamin Business (except those pertaining solely to the internal corporate affairs of Seller). Any books and records related to both the Vitamin Business and the Bandage and Tape Business shall be retained by the Seller but shall be subject to the inspection and copying by Buyer at the Seller's premises. The books and records relating to the business of Seller retained by Seller and the books and records transferred to Buyer shall thereafter be available for inspection by the other party at any time during regular business hours for a period of five (5) years and such other party may make such excepts therefrom for valid and reasonable continuing business purposes at its own expense.

(b) Further Assurances. From time to time after the Closing each party, at the request of the other without further consideration, agrees to execute and deliver at its expense such other instruments of transfer or assumption and take such other action as reasonably may be requested so as to more effectively transfer and vest in Buyer and to put Buyer in possession of any of the Purchased Assets.

(d) Insurance. Effective as of the Closing Date, the Buyer shall procure that all insurance have been obtained as required by law or customary used for the Vitamin Business. The Seller shall procure that all insurance in existence at the date hereof shall be maintained up to and including the Closing Date

(e)     Use of Alpharma Name. Buyer is authorized to utilize the packaging which is a part of the Inventory on the Closing Date and Seller hereby grants to Buyer a royalty-free license (without the right of assignment or sublicense) to use the name "Alpharma" and any other designation which indicates that it is Seller's product as may be set forth on said existing packaging ; provided that (i) Buyer utilizes such packaging as soon as reasonably possible and in any event no later than two years after the Closing and (ii) Buyer takes all reasonable action to indicate to its customers that the products contained in such packaging are the sole responsibility of Buyer. Buyer hereby agrees to indemnify and hold Seller harmless from and against any claims, liability, costs or damages in connection with or caused by reason of products sold after the Closing Date in packaging covered by this clause.

(f)     Distributorship Agreements.

    The parties agree that the Distributorship Agreement, dated January 1, 1996, under which Buyer distributes vitamin products for Seller shall be terminated on the Closing Date. Upon such termination it is agreed (i) that Buyer shall receive no further marketing allowances from Seller for any period prior to or after the Closing and (ii) Seller shall credit Buyer for certain short-shelf life inventory purchased under the Distributorship Agreement immediately prior to the Closing in accordance with the terms of paragraph 7 of Schedule 3 and (iii) other than as set forth in (ii) above, Buyer shall pay all outstanding invoices for products delivered to it prior to the Closing Date within 30 days after the Closing Date and (iv) except to the extent stated in this clause (f), there shall be no further payments whatsoever under the Distributorship Agreement and each party waives and release all rights, liabilities and obligations against the other party under said Distributorship Agreement.
    On the Closing Date Buyer and Seller will enter into the Distribution Agreements in a form mutually agreeable to Buyer and Seller under which (a) Buyer shall sell Seller's bandage and tape product to grocery store customers and (b) Seller shall sell the products of the Vitamin Business to pharmacy customers. Buyer and Seller agree to enter into good faith negotiations to reach agreement on the substance and form of a Distribution Agreement prior to the date of the Closing.

(g) Supply and Packaging of Products. On and after the Closing Seller shall continue to manufacture and package certain products on the terms and conditions set forth in the Supply and Packaging Agreement attached hereto as Schedule 6.

(h) Vendor and Customer Payments. To the extent Buyer may, after the Closing Date receive payment of a customer or other account receivable related to the Vitamin Business outstanding on the Closing Date; it shall immediately transfer to Seller, for its own account, physical possession of the check or other incidence of payment. If Buyer shall inadvertently allow the funds with respect to an account receivable described by the last sentence to be deposited in its account, it shall immediately transfer said funds to Seller. If Buyer receives a payment from an entity owing money to both Seller and Buyer, it shall be deemed to be in payment of the then oldest outstanding account receivable. If Seller receives a vendor or other invoice for services performed or goods delivered with respect to the Vitamin Business on or after the Closing Date, it shall immediately forward said invoice to Buyer who shall pay it in accordance with its terms. If Seller shall inadvertently pay an invoice described by the last sentence, it shall provide Buyer with reasonable evidence of such payment and Buyer shall immediately reimburse Seller for such payment.

10. ENTIRE AGREEMENT AND AMENDMENTS.

This Agreement, including the Schedules referred to herein which are a part hereof contains the entire understanding of the parties hereto with respect to the subject matter contained herein; supersedes and cancels all prior agreement in principle understandings or other agreement among any or all of the parties hereto or on behalf of any or all of them with respect to such subject matter; and may be amended only by a written instrument executed by Seller and Buyer or their respective successors or assigns. There are no representations, promises, warranties, covenants, undertakings or understandings other than those expressly set forth herein. This section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  OFFICIAL VERSION AND COUNTERPARTS.

  The version of this Agreement written in the English language shall be the only authentic version of this Agreement regardless of whether a translation is made in any other language. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  ANNOUNCEMENTS

The parties shall jointly agree the timing and form of announcements necessary or customary in relation to this Agreement.

13. COSTS

Each party shall bear their own costs and expenses in relation to this Agreement. The Buyer shall pay all costs related to the transfer of the Purchased Assets (including real estate and intellectual property related transfer costs).

14. PARTIES IN INTEREST.

This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective affiliates, successors and assigns, but may not be assigned or otherwise transferred by operation of law or otherwise without the prior written consent of all the parties hereto and except as specified herein shall not create any rights on the part of any other person. Any such assignment or transfer without such consent shall be void.

15. TERMINATION.

Either Buyer or Seller (without liability to the other) by written notice to the other, may, prior to the Closing, forthwith terminate this Agreement in the event (i) any representation or warranty made herein by the other party shall be untrue in any material respect, (ii) any of the conditions precedent to the performance of the obligations of the party given such notice shall not have been fulfilled as of the date specified herein for the Closing and shall not have been waived by such party, (iii) of a material default by the other party in observance or in the due and timely performance of any of the covenants and agreements herein contained that cannot be cured on or prior to the Closing, or (iv) Buyer and Seller shall mutually agree in writing to such termination.

16. NOTICES.

All notices, requests, demands and other communications shall be deemed to have been duly given if delivered or mailed, certified or registered mail with postage prepaid, if to Seller to:

Thor Kristiansen
Alpharma AS
Harbitzalleen 3
P.O. Box 158, Skoyen
N-0212 Oslo, Norway

with a copy to:     Marie N. Amerasinghe, Esq.
Vice President, Commercial Legal Affairs
Alpharma Inc.
One Executive Drive
Fort Lee, New Jersey 07024

or to such other person and place as the Seller shall furnish to Buyer in writing; and if to Buyer to:

Tor Harung
President
Nopal AS
Billingstadsletta 25
P.O. Box 135
N-1376 Billingstad, Norway

or to such other person and place as Buyer shall furnish to Seller in writing.

17. LAW GOVERNING.

This Agreement shall be governed by and interpreted in accordance with the laws of Norway. Any dispute arising out of this contract, or other contracts resulting from it, shall be finally settled by Arbitration pursuant to the Rules of Arbitration and Dispute Resolution Institute of the Oslo Chamber of Commerce in force at any time.

18. WAIVERS.

Any party to this Agreement may, at its option, waive in writing any and all of the conditions herein contained to which its obligations hereunder are subject. The failure on the part of any party to exercise any right, option or power arising out of or resulting from a breach or default by any other party of any term, provision or covenant of this Agreement shall not constitute a waiver of any such right, option or power as to any subsequent breach or default.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

ALPHARMA AS

By: _/s/ Thor Kristiansen ___
Name: Thor Kristiansen
Title: Gen. Mngr.

NOPAL AS

By: _/s/ Tor Harung__________
Name: Tor Harung
Title: President

Schedule 1

Vitamin Products

VITAMINERAL TAB 100 NO
VITAMINERAL TAB 250 NO
VITAPAN TRANPERLER 1000ENP
VITAPAN TRANPERLER 150 APOTEK
VITAPLEX ABCDE+8 MIN 8X80ENP
VITAPLEX BARNEVITAMIN 8X80ENP
VITAPLEX B-VITAMIN 8X80ENP
VITAPLEX C-VITAMIN 8X80ENP
VITAPLEX FRISKHALS 10X20ENP
VITAPLEX HVITLØK 8X80ENP
VITAPLEX KOSTTILSKUDD ENP
VITAPLEX MAGNESIUM 100 APOTEK
VITAPLEX TAB 1000
VITAPLEX TAB 1000ENP
VITAPLEX TAB 8X80ENP
VITAPLEX VITAMINERAL 100 NO
NORVITON 90 TAB 10 PAK

Schedule 2

Vitamin trademarks

Schedule of All Trademarks

Trademark	Country	Status	Owner	Registration No	Classes
VITAMINERAL	Norway	Registered	Dumex-Alpharma A/S	133723	5
VITAMINERAL	Thailand	Registered	Alpharma ApS	Kor130636	5

VITAPLEX	Denmark	Registered	Dumex-Alpharma A/S	00988/1954	5
VITAPLEX	Finland	Registered	Alpharma AS	22913	5
VITAPLEX	Iceland	Registered	Apothekernes Laboratorium AS	120/1960	5
VITAPLEX	Italy	Registered	Alpharma AS	376250	1, 5
VITAPLEX	Norway	Registered	Apothekernes Laboratorium AS	37926	5
VITAPLEX	Thailand	Registered	Dumex-Alpharma A/S	kor94113	5

NORVITON	Norway	Registered	Apothekernes Laboratorium AS	70768	5

Schedule 3

Vitamin Inventory Value

The value of the vitamin inventory shall be calculated according to the following principles:

  Finished Products with less than 6 months remaining shelf life shall be scrapped by seller.
  Finished Products with more than 6 months but less than 12 months remaining shelf life will be sold with 50% discount from the 2002 Alpharma selling price
  Finished Products with more than 12 months remaining shelf life will be sold with 33% discount from the 2002 Alpharma selling price for products to the grocery sector.
  Products purchased from 3rd party supplier in finished form will be sold at purchase price
  Bulk Products will be sold at prices given in the table below. Packaging prices also outlined in same table
  Nopal is not obliged to buy inventory representing more than the 2003 budget annual sales volume
  Nopal shall be credited for inventory at their warehouse at Elverum as follows:
  with less than 6 months remaining shelf life 100% credit
  inventory with more than 6 months but less than 12 months remaining shelf life 50% credit products with more than 12 months remaining shelf life 33% credit
  Inventory of raw materials and packaging materials shall, when applicable, be sold at Alpharma book inventory value
	Bulk	Packaging
	NOK/unit	NOK/unit
VITAMINERAL TAB 100 NO *	14,02
VITAMINERAL TAB 250 NO *	28,16
VITAPLEX ABCDE+8 MIN 8X80ENP	55,10	40,00
VITAPLEX B-VITAMIN 8X80ENP	36,90	50,00
VITAPLEX C-VITAMIN 8X80ENP	48,80	40,00
VITAPLEX FRISKHALS 10X20ENP *	61,40
VITAPLEX HVITLØK 8X80ENP	68,40	30,00
VITAPLEX KOSTTILSKUDD ENP	110,50
VITAPLEX TAB 1000	50,00	52,50
VITAPLEX TAB 8X80ENP	50,00	40,00
VITAPLEX VITAMINERAL 100 NO *	14,02
NORVITON 90 TAB 10 PAK	16,10	6,00

* Products bought in finished form from 3rd part supplier

Schedule 4

Allocation of Purchase Price

The total purchase price for the business, NOK 23.0 mill will be allocated as follows:

NOK 9.0 mill for trademarks

NOK 14.0 for goodwill

Schedule 5

2001 Statement of Income for the Vitamin business
Norgesplaster Vitamin Business
YEAR	2001
INCOME STATEMENT
In thousands

Gross sales	18 880
Sales reductions
Net sales (a)	18 880
Other operating revenue
Secondary income
Other revenue (b)	0
Total Revenue	18 880
Materials and energy	11 069
Production costs
Cost of sales	11 069
Gross profit	7 811
Gross margin	41,4%
Freight and commisions
Sales and marketing costs	5 500
Regional admin
Research and development
Accrued/(prepaid) expenses
Divisional overheads
Corporate overheads
Loss on receivable (N)
Other (income)/expense, net
Amortization (N)
Total operating expense	5 500
In % of Total revenue	29,1%
Operating Income	2 311
Operating margin	12,2%

Comments:

A full break- down of sales and marketing costs on vitamin/non vitamin products is not available.

Advertising etc related to vitamin are estimated.